Exhibit 99.1

High-Profile Corporate Executive joins Genesis Fluid Solutions Holdings, Inc as CFO
Colorado Springs, CO, December 23, 2009 — Genesis Fluid Solutions Holdings, Inc. (GSFL:OTCBB), today announced that Selby F. “Bud” Little, III has joined the company in the role of Chief Financial Officer.
Mr. Little brings to Genesis solid financial skills that will help the company to grow quickly while employing a sound policy of capital efficiency. He has held senior management roles in public and private service and technology companies serving the environmental, industrial services, construction and process manufacturing industries.
Mr. Little joins Genesis after completing $1.1 billion in equity and debt financing and restructuring, and 31 acquisitions and divestitures valued at $1.3 billion at companies such as TrueBlue, Inc., HydroChem Industrial Services, Inc., Ross Systems, Inc., Unify Corporation and UCCEL Corporation. He has also led the implementation of multinational information systems and controls at several of these companies.
Mr. Little comments, “I’m honored to join the Genesis team, and to have the opportunity to contribute to the future success of the company and its shareholders.” Mr. Little has a B.S. in Economics and an MBA in Finance from Texas A&M University, and is a CPA.
Martin Hedley, Chief Executive Officer of the Company, stated, “The addition of a strong and successful CFO to the team gives me great confidence that we can grow quickly and effectively. We are poised to make a significant impact on our industry and on our communities, and Bud’s skills and experience will help us to take full advantage of a global awakening to damaged water resources.”
About Genesis Fluid Solutions
Genesis Fluid Solutions Holdings, Inc., through its wholly-owned subsidiary, Genesis Fluid Solutions, Ltd. (“Genesis”), is engaged in the design and development of waterway restoration, and mining and paper mill water remediation technology and equipment. Genesis holds various United States and international patents and patent applications for waterway restoration and remediation technology, and seeks to license its technology and equipment to others, as well as to enter into contracts for the performance of water restoration and remediation. For more information about Genesis, visit www.genesisfluidsolutions.com.
For further information, please contact:
Liviakis Financial Communications, Inc.
Investor Relations Contact: John Liviakis
(415) 389-4670  John@Liviakis.com